Exhibit 11.1

[Dechert LLP Letterhead]


December 19, 2003


Great Hall Investment Funds, Inc.
60 South Sixth Street
Minneapolis, MN 55402


Re.  Money Market Fund Reorganization


Dear Sirs:

We have acted as counsel to Great Hall Investment Funds, Inc. (the "Company"), a Minnesota corporation, and we have a general familiarity with the Company's business operations, practices and procedures. You have asked for our opinion regarding the issuance of Investor class shares ("Shares") of the Company in respect of Great Hall Prime Money Market Fund, a series of the Company, in connection with the acquisition of the assets and assumption of the liabilities of D.L. Babson Money Market Fund, Inc., which Shares will be registered on a Form N-14 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments and documents as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those records, instruments and documents.

On the basis of the foregoing, we are of the opinion that, subject to the creation of the Shares in accordance with the laws of the State of Minnesota, upon closing of the reorganization of the D.L. Babson Money Market Fund, Inc. pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement, the Shares of the Great Hall Prime Money Market Fund being registered on the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with and as part of the Registration Statement and in any amended or supplement versions thereof, until such time as we revoke said consent.

Very truly yours,



Dechert LLP